Exhibit 99.5

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	QUARTER ENDED MARCH 31, 2011	YEAR ENDED DECEMBER 31, 2010
	(Unaudited)
	(Amount in thousand)
ASSETS
Current Assets
Cash and cash equivalents	$4,009	$5,307
Patient accounts receivable, net of allowances for doubtful accounts of $964 and $1,215, respectively.	17,736	16,693
Deferred tax assets	1,514	1,499
Prepaid expenses and other current assets	1,899	2,093

Total Current Assets	25,158	25,592
Property and equipment, net	26,379	26,457
Goodwill	133,974	133,974
Other intangibles, net of accumulated amortization of $6,538 and $6,909, respectively.	28,752	29,081
Debt issuance costs, net of accumulated amortization of $3,593 and $3,423, respectively.	1,330	1,500
Other noncurrent assets	1,016	926

Total Assets	$216,609	$217,530

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,028	$3,666
Accrued salaries and wages	5,248	6,417
Other accrued expenses	5,405	4,439
Current maturities of long-term debt	1,248	1,247

Total Current Liabilities	14,929	15,769
Senior secured notes	52,281	54,071
Senior subordinated notes	30,775	30,755
Deferred tax liability	12,546	12,261
Other noncurrent liabilities	1,896	2,548

Total Liabilities	112,427	115,404
Stockholders’ Equity
Series A Convertible Preferred Stock, $.0001 par value, 90,000,000 shares authorized, 83,609,009, issued and outstanding at March 31, 2011 and December 31, 2010, respectively.	8	8
Series B Convertible Preferred Stock, $.0001 par value, 90,000,000 shares authorized, none issued and outstanding at March 31, 2011 and December 31, 2010, respectively.	—	—
Redeemable Preferred Stock, $.0001 par value, 90,000,000 shares authorized, none issued and outstanding at March 31, 2011 and December 31, 2010, respectively.	—	—
Common stock, $.0001 par value, 105,000,000 shares authorized, 85,398 issued and outstanding at March 31, 2011 and December 31, 2010, respectively.	—	—
Additional paid-in capital	100,183	99,577
Retained earnings	3,991	2,541

Total Stockholders’ Equity	104,182	102,126

Total Liabilities and Stockholders’ Equity	$216,609	$217,530

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	QUARTER ENDED
	MARCH 31, 2011	MARCH 31, 2010
	(Amount in thousand) (Unaudited)
Net Operating Revenues	$45,686	$45,489
Expenses:
Salaries and benefits	29,502	27,813
Other operating expenses	9,914	8,945
Provision for bad debts	208	56
Interest and amortization of debt costs	1,726	1,954
Depreciation and amortization	819	914

Total Expenses	42,169	39,682
Income from continuing operations	3,517	5,807
Gain on the sale of assets	7	1

Income from continuing operations before income taxes	3,524	5,808
Provision for income taxes	1,404	2,267

Income from continuing operations	2,120	3,541
Discontinued Operations:
Loss from operations and abandonment of discontinued facility	(106)	(247)
Income tax benefit	42	96

Loss from discontinued operations	(64)	(151)

Net Income	$2,056	$3,390

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	QUARTER ENDED
	MARCH 31, 2011	MARCH 31, 2010
	(Amount in thousand) (Unaudited)
Cash Flows from Operating Activities
Net income	$2,056	$3,390
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	269	259
Depreciation and amortization	819	951
Gain on the sale of fixed assets	(7)	(1)
Amortization of discount on debt and other financing costs	215	183
Changes in operating assets and liabilities:
Patient accounts receivable	(1,044)	(3,120)
Prepaid expenses and other assets	72	247
Accounts payable and accrued expenses	(1,494)	4,728

Net Cash Provided by Operating Activities	886	6,637

Cash Flows from Investing Activities
Purchases of property and equipment	(403)	(78)
Proceeds from the sale of fixed assets	8	1

Net Cash Used in Investing Activities	(395)	(77)

Cash Flows from Financing Activities
Payments on senior term loan	(1,800)	(13,300)
Other long-term borrowings/(payments)—net	11	15

Net Cash Used in Financing Activities	(1,789)	(13,285)

Net Change in Cash and Cash Equivalents	(1,298)	(6,725)
Cash and Cash Equivalents at Beginning of Period	5,307	15,294

Cash and Cash Equivalents at End of Period	$4,009	$8,569

Interest Paid	$585	$580
Income Taxes Paid	$65	$838

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(unaudited)

Summary of Significant Accounting Policies

Note 1—Basis of Presentation

The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements and notes thereto are unaudited. In the opinion of the Company’s management, these statements include all adjustments, which are of a normal recurring nature, necessary to fairly present our financial position at March 31, 2011 and December 31, 2010, and the results of our operations and cash flows for the three month periods ended March 31, 2011 and March 31, 2010. The Company’s fiscal year ends on December 31 and interim results are not necessarily indicative of results for a full year or any other interim period. The information contained in these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report for the fiscal year ended December 31, 2010.

The Company was sold on April 1, 2011(See Note 8).

New Accounting Pronouncements:

In August 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-24, which provides clarification to companies in the healthcare industry on the accounting for malpractice claims or similar contingent liabilities. This ASU states that an entity that is indemnified for these liabilities shall recognize an insurance receivable at the same time that it recognizes the liability, measured on the same basis as the liability, subject to the need for a valuation allowance for uncollectible amounts. This ASU also discusses the accounting for insurance claims costs, including estimates of costs relating to incurred-but-not-reported claims and the accounting for loss contingencies. Receivables related to insurance recoveries should not be netted against the related claim liability and such claim liabilities should be determined without considering insurance recoveries. This ASU is effective for fiscal years beginning after December 15, 2010 and was adopted by the Company in the first quarter of 2011. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements.

Note 2—Acquisitions and Dispositions

Closed Operations:

In a previous year, the Company determined that a psychiatric hospital in New Mexico and a residential treatment center in Ohio no longer provided a benefit to the Company and terminated the operations. The continuing operating expenses for these facilities were not significant and did not have a material impact on the Company’s consolidated financial statements, for the periods ended March 31, 2010 and 2011.

In June 2009, the Company temporarily suspended the operations at one of its Arizona facilities in response to the economic crisis and related funding issues within the state, as well as, certain environmental problems at the facility. The Company has eliminated the environmental problem and believes the state will take appropriate action to resolve its financial issues. With the new directions the Company has identified in areas of outpatient treatment care services and targeting programs that will meet community needs and the state’s push for new care alternatives, our intent is to re-open the facility, within the next six to twelve months, at a time when the state’s economic situation has improved and a strong referral base could once again be established. The continuing operating expenses for this facility are not significant and will not have a material impact on the Company’s consolidated financial statements.

Discontinued Operations:

There were no discontinued operations for the years ended December 31, 2008 and 2009.

In October 2010, the Company was notified by the Agency for Health Care Administration that it was discontinuing the Statewide Inpatient Psychiatric Program (SIPP) contract at its Tampa Bay facility. Subsequent appeals with the Florida Medicaid Bureau were, eventually, denied. The notice of termination which was to be effective, on December 15, 2010, was subsequently withdrawn as the Company voluntarily terminated the contract. The loss of this contract generated a severe financial impact on the facility to the extent the Company decided to terminate operations effective December 31, 2010.

In connection with closing the facility, we recorded a charge for impaired assets, which were, principally, two group homes, leasehold improvements and furniture and equipment, in the amount of, approximately, $1,100,000 and exit costs of, approximately, $2,500,000 for the year ended December 31, 2010.

Note 3—Property and Equipment

The components of property and equipment are as follows (amounts in thousands):

	MARCH 31, 2011	DECEMBER 31, 2010
	(Unaudited)
Land and improvements	$5,423	$5,423
Buildings and improvements	28,693	28,521
Furniture, fixtures and equipment	9,197	8,990

Total property and equipment	43,313	42,934
Less: accumulated depreciation	(16,934)	(16,477)

Property and equipment, net	$26,379	$26,457

Note 4—Intangible Assets

Other intangible assets are comprised of the following: (amounts in thousands)

	MARCH 31, 2011		DECEMBER 31, 2010
	GROSS AMOUNT	ACCUMULATED AMORTIZATION	GROSS AMOUNT	ACCUMULATED AMORTIZATION
	(Unaudited)
Amortizable intangible assets:
Customer Relationships	$11,900	$6,470	$11,900	$6,142
Covenants not to compete	70	68	770	767
Unamortizable intangible assets:
Trade names	13,620	—	13,620	—
Certificates of need	9,700	—	9,700	—

Total	$35,290	$6,538	$35,990	$6,909

Note 5—Senior and Subordinated Debt

The Company has a credit agreement with a syndication of lenders who provided the Company with up to $170.0 million. The Credit Agreement provided for a term loan for up to $120.0 million, expiring in July 2013 and a revolving credit facility for up to $25.0 million, expiring in July 2012.

The Term Loan and the Revolving Loan are guaranteed by the Company’s subsidiaries and the Company has granted a first priority security interest in the capital stock and related assets of those subsidiaries.

Our Senior Secured Credit Agreement requires the Company to make additional principal payments, subject to step-down based on total leverage levels, of the Company’s defined excess cash flow. The Company made excess cash flow payments in the amount of approximately $1.8 million in 2011, and $13 million in 2010, in order to remain in compliance with its debt covenants.

The agreement provides that the Company, at its option, may elect that all or part of the term loan and the revolving loan bear interest at a rate per annum equal to the banks applicable Alternate Base Rate or LIBOR Rate, as these terms are defined in the credit agreement. The applicable Alternate Base Rate or LIBOR Rate will be increased by an applicable margin related to each type of loan.

The interest rates applicable to the Senior Term Loan ranged, primarily, from 4.01% to 4.02% and 3.99% to 5.75% for the periods ended March 31, 2011 and 2010, respectively.

Additionally, the Company pays a commitment fee, at the rate of 0.50% per year, on the unused portion of the revolving credit facility and, at March 31, 2011 and December 31, 2010, had no borrowings outstanding.

Senior Unsecured Subordinated Notes:

The Company has outstanding Senior Subordinated Notes in the amount of $31.0 million bearing interest at the rate of 12.0% per year, payable quarterly, with the principal balance due and payable on January 19, 2014. Additionally, the Company issued warrants to purchase 4,041,689 shares of the Company’s common stock at an exercise price of $0.01 per share having an estimated value of approximately $768,000 based upon the fair value of the underlying common shares. The amount allocated to the warrants has been recorded in the accompanying consolidated financial statements as a discount on the Senior Subordinated Notes and the amortization is included in interest expense. The warrants shall be exercisable at any time, in whole or part, into Common Stock of the Company prior to May 28, 2014 (the “Warrant Expiration Date”). The Senior Subordinated Notes are held by funds indirectly managed by principal shareholders of the Company.

The Senior Secured Credit Agreement and Senior Unsecured Subordinated Notes contain certain restrictive covenants. These covenants include restrictions on additional borrowings, investments, sale of assets, capital expenditures, dividends, sale and leaseback transactions, contingent obligations, transactions with affiliates and fundamental changes in business activities. The covenants also require the maintenance of certain financial ratios regarding senior indebtedness, senior interest and capital expenditures. At March 31, 2011 and December 31, 2010, the Company was in compliance with all required covenants.

On April 1, 2011, in connection with the sale of the Company, all outstanding loans were paid in full (See Note 8).

Other Financial Assets and Liabilities

Other financial assets and liabilities with carrying amounts approximating fair value include cash and cash equivalents, accounts receivable, other current assets, current debt, accounts payable and other current liabilities.

Note 6—Commitments and Contingencies

Professional Liability:

The Company’s business entails an inherent risk of claims relating to professional liability. The Company maintains professional liability insurance, on a “claims made basis”, with an option to extend the claims reporting period and general liability insurance, on an “occurrence basis”. The Company also maintains additional coverage for claims in excess of the coverage provided by the professional and general liability policies. The Company accrues for unknown incidents based upon the anticipated future costs related to those potential obligations. The Company believes that its insurance coverage is sufficient based upon claims experience and the nature and risks of its business. There can be no assurance that a pending or future claim or claims will not be successful against the Company, and, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. In February 2011, the Company entered into an agreement with its professional liability carrier to convert the professional liability policies for the 2005, 2006, 2007 and 2008 policy years from Loss Sensitive/Retrospectively Rated premium policies to Guaranteed Cost policies. This conversion effectively “buys out” the retro programs and eliminates future premium adjustments, regardless of loss development or claims experience. The premium for this conversion was, approximately, $2,500,000.

Legal Proceedings:

In the ordinary course of business the Company is exposed to various legal proceedings, claims and incidents that may lead to claims. In management’s current opinion, the outcome with respect to these actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows. However, there can be no assurances that, over time, certain of these proceedings will not develop into a material event and that charges related to these matters could be significant to our results or cash flows in any one accounting period.

Reimbursement and Regulatory Matters:

Laws and regulations governing the various Medicaid and state reimbursement programs are complex and subject to interpretation. The Company believes it is in substantial compliance with all applicable laws and regulations.

However, the Company has ongoing regulatory matters, including those described below. Currently, management does not believe the outcome of the compliance matters or regulatory investigations will have a significant impact on the financial position or operating results of the Company.

In April 2006, the Company and one of its facilities were the recipients of a federal subpoena. The Company fully cooperated with the U.S. Attorney’s Office’s investigation and the parties worked on components of a model residential treatment program as a resolution of the investigation. In December 2008, the Assistant U.S. Attorney contacted the Company’s outside counsel, and informed him that the investigation was the product of a qui tam action filed under the Federal False Claims Act. Such cases are filed “under seal” and the defendants are not notified until the government officially intervenes in the case. In this instance, the Court directed the government to either settle this matter promptly, or intervene or decline to intervene, in which case the plaintiff could still proceed on his/her own; and the Court partially unsealed the case, so as to let the Company know it was the subject of a lawsuit. A settlement agreement with the U.S. Attorney’s Office was reached on April 22, 2009, which includes facets of a model residential treatment program; a partial re-payment of funding in three installments of $50,000 each, with the final installment paid in April of 2011; and various corporate integrity provisions commonly required by the U.S. Department of Health and Human Services Office of the Inspector General. As part of the integrity provisions, an independent review organization shall monitor the Company for three years. The Company was notified by the U.S. Attorney’s Office on March 9, 2010 and by the independent review organization on March 10, 2010 that they had received complaints alleging compliance concerns which they intended to investigate. The matters were fully investigated internally and externally and resolved with no material financial effects. As of January 31, 2011, the independent review organization reported no issues of non-compliance. In late February of 2011, outside counsel for the Company contacted the U.S. Attorney’s Office to verbally inform the government of the impending sale of the Company. During the call, the Assistant U.S. Attorney mentioned that he would be sending a letter or other communication on various matters, but he declined to indicate the anticipated substance of the correspondence or if there were specific concerns. The correspondence has not been received at this time.

On August 20, 2010, the Florida Agency for Health Care Administration (AHCA) issued an Emergency Immediate Moratorium on Admissions to halt all residential treatment admissions due to regulatory deficiencies. Subsequently over a period of four months, AHCA issued a moratorium on admissions for two of the group homes; filed five administrative complaints seeking fines totaling $134,500 and revocation of licenses; and sent a notice of termination of the Medicaid Statewide Inpatient Psychiatric Program (SIPP) contract with Tampa Bay Academy, effective December 15, 2010, which was subsequently withdrawn to allow the Company to voluntarily terminate that contract. This facility was closed on December 31, 2010, and the case was settled for approximately $30,000 in June 2011.

Note 7—Shareholders’ Equity

Preferred and Common Stock:

The authorized capital stock of the Company consists of 375,000,000 shares of capital stock designated as follows: (i) 270,000,000 shares of preferred stock, par value $.0001, of which 90,000,000 shares have been designated as Series “A” Convertible Preferred Stock, 90,000,000 shares have been designated as Series “B” Convertible Preferred Stock and 90,000,000 shares have been designated as Redeemable Preferred Stock, and (ii) 105,000,000 shares of common stock, par value $.0001.

83,609,009 shares of Series “A” Convertible Preferred Stock and 85,398 shares of Common Stock were issued and outstanding for the periods ended March 31, 2011 and December 31, 2010, respectively.

All of the Company’s outstanding shares of Preferred and Common stock are held by Company sponsors and certain of its current and former employees.

Note 8—Income Taxes

The Company’s anticipated annual effective income tax rate is, approximately, 39.0%. The provision for income taxes differs from the statutory rate primarily due to state taxes, permanent differences and the effect of the valuation allowance.

Note 9—Subsequent Events

Material Definitive Agreements:

On April 1, 2011, prior to the consummation of sale referred to below, the Company declared a dividend of and distributed 100% of the outstanding shares of the capital stock of Oak Ridge to the holders of Series A Preferred Stock of the Company. Upon consummation of the dividend, the Company wrote off approximately $1.4 million relating to an Oak Ridge accrued regulatory matter.

On February 17, 2011, Youth and Family Centered Services, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Acadia Healthcare Company, LLC, a Delaware corporation (the “Parent”), and Acadia—YFCS Acquisition Company, Inc., a Georgia corporation (the “Merger Co”).

The Companies closed the transaction on April 1, 2011.

On April 1, 2011, upon consummation of the sale, approximately, $84.3 million of our Senior and Subordinated Debt was paid off and the Company expensed all remaining deferred charges, including, deferred financing costs, subordinated debt warrants, rating agency and lender administrative fees in the amount of, approximately, $1,593,000.

Furthermore, on April 1, 2011, upon consummation of the sale, the Company wrote off dividends accrued on preferred shares in the amount of, approximately, $15,300,000 and returned invested capital to both preferred and common shareholders in the amount of, approximately, $4,000,000.

Executive Employment Agreements:

In 2004, the Company entered into employments agreement with our Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”). Such employment agreements have been amended in connection with the Merger (the “Amendments”), with the Amendments becoming effective upon the consummation thereof.

In accordance with the appropriate guidance which establishes general standard of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued, the Company evaluated subsequent events through July 7, 2011, the date the financial statements were available to be issued. There were no other material subsequent events that required recognition or additional disclosure in these financial statements.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors of

Youth and Family Centered Services, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Youth and Family Centered Services, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Youth and Family Centered Services, Inc. and Subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP

Austin, Texas

March 31, 2011

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	DECEMBER 31,
	2009	2010
	(Amounts in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$15,294	$5,307
Patient accounts receivable, net of allowances for doubtful accounts of $735 and $1,215, respectively.	15,365	16,693
Deferred tax assets	461	1,499
Prepaid expenses and other current assets	2,839	2,093

Total Current Assets	33,959	25,592
Property and equipment, net	28,333	26,457
Goodwill	157,502	133,974
Other intangibles, net of accumulated amortization of $5,475 and $6,909, respectively.	30,515	29,081
Debt issuance costs, net of accumulated amortization of $2,744 and $3,423, respectively.	2,179	1,500
Other noncurrent assets	2,132	926

Total Assets	$254,620	$217,530

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,548	$3,666
Accrued salaries and wages	6,066	6,417
Other accrued expenses	4,349	4,439
Current maturities of long-term debt	13,273	1,247

Total Current Liabilities	25,236	15,769
Senior secured notes	68,178	54,071
Senior subordinated notes	30,676	30,755
Deferred tax liability	13,893	12,261
Other noncurrent liabilities	2,716	2,548

Total Liabilities	140,699	115,404
Stockholders’ Equity
Series A Convertible Preferred Stock, $.0001 par value, 90,000,000 shares authorized, 83,609,009, issued and outstanding at December 31, 2009 and 2010.	8	8
Series B Convertible Preferred Stock, $.0001 par value, 90,000,000 shares authorized, none issued and outstanding at December 31, 2009 and 2010.	—	—
Redeemable Preferred Stock, $.0001 par value, 90,000,000 shares authorized, none issued and outstanding at December 31, 2009 and 2010.	—	—
Common stock, $.0001 par value, 105,000,000 shares authorized, 85,398 issued and outstanding at December 31, 2009 and 2010, respectively.	—	—
Additional paid-in capital	97,119	99,577
Retained earnings	16,794	2,541

Total Stockholders’ Equity	113,921	102,126

Total Liabilities and Stockholders’ Equity	$254,620	$217,530

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	FOR THE YEARS ENDED DECEMBER 31,
	2008	2009	2010
	(Amounts in thousands)
Net Operating Revenues	$180,646	$186,586	$184,386
Expenses:
Salaries and benefits	110,966	113,870	113,931
Other operating expenses	37,648	37,592	38,155
Provision for (recoveries of) bad debts	1,902	(309)	525
Interest and amortization of debt costs	12,488	9,572	7,514
Depreciation and amortization	9,419	7,052	3,456
Impairment of goodwill	—	—	23,528

Total Expenses	172,423	167,777	187,109
Income/(Loss) from continuing operations	8,223	18,809	(2,723)
Gain/(Loss) on the sale of assets	(56)	(15)	9

Income/(Loss) from continuing operations before income taxes	8,167	18,794	(2,714)
Provision for income taxes	3,132	7,133	5,032

Income/(Loss) from continuing operations	5,035	11,661	(7,746)
Discontinued Operations:
Income (loss) from operations and abandonment of discontinued facility	1,654	(2,356)	(6,068)
Income tax benefit (expense)	(690)	913	2,008

Income (loss) from discontinued operations	964	(1,443)	(4,060)

Net Income/(Loss)	$5,999	$10,218	$(11,806)

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TOTAL STOCKHOLDERS’ EQUITY
	SHARES	AMOUNT	SHARES	AMOUNT
	(Amounts in thousands)
Balance at December 31, 2007	81,802	$8	31	$—	$91,483	$5,156	$96,647

Preferred Stock Undeclared Dividends	—	—	—	—	2,264	(2,264)	—
Stock Options Exercised	—	—	54	—	11	—	11
Stock Based Compensation	—	—	—	—	8	—	8
Excess Tax Benefit Resulting from Stock Options Exercised	—	—	—	—	31	—	31
Net Income	—	—	—	—	—	5,999	5,999

Balance at December 31, 2008	81,802	$8	85	$—	93,797	$8,891	$102,696

Preferred Stock Undeclared Dividends	—	—	—	—	2,315	(2,315)	—
Stock Options Exercised	1,807	—	—	—	308	—	308
Stock Based Compensation	—	—	—	—	9	—	9
Excess Tax Benefit Resulting from Stock Options Exercised	—	—	—	—	690	—	690
Net Income	—	—	—	—	—	10,218	10,218

Balance at December 31, 2009	83,609	8	85	—	97,119	16,794	113,921

Preferred Stock Undeclared Dividends	—	—	—	—	2,447	(2,447)	—
Stock Based Compensation	—	—	—	—	11	—	11
Net Loss	—	—	—	—	—	(11,806)	(11,806)

Balance at December 31, 2010	83,609	$8	85	$—	$99,577	$2,541	$102,126

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	FOR THE YEARS ENDED DECEMBER 31,
	2008	2009	2010
	(Amounts in thousands)
Cash Flows from Operating Activities
Net income (loss)	$5,999	$10,218	$(11,806)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	(960)	1,076	(2,670)
Stock based compensation	8	9	11
Depreciation and amortization	9,627	7,210	3,587
Impairment of tangible assets and goodwill	—	—	24,583
Loss on the sale of fixed assets	56	15	(9)
Amortization of discount on debt and deferred financing costs	910	773	827
Changes in operating assets and liabilities:
Patient accounts receivable	1,401	2,926	(1,327)
Prepaid expenses and other assets	920	1,129	1,826
Accounts payable and accrued expenses	(1,096)	(2,379)	2,390

Net Cash Provided by Operating Activities	16,865	20,977	17,412

Cash Flows from Investing Activities
Purchases of property and equipment	(2,367)	(1,492)	(1,316)
Proceeds from the sale of fixed assets	13	18	19
Acquisition costs	1,000

Net Cash Used in Investing Activities	(1,354)	(1,474)	(1,297)

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock	—	308	—
Proceeds from issuance of common stock	11
Excess tax benefits related to stock option exercise	31	690	—
Payments on senior term loan	(1,200)	(25,700)	(26,100)
Payments on capital leases	(308)	(359)	—
Other long-term borrowings/(payments)—net	(46)	(22)	(2)

Net Cash Used in Financing Activities	(1,512)	(25,083)	(26,102)

Net Change in Cash and Cash Equivalents	13,999	(5,580)	(9,987)
Cash and Cash Equivalents at Beginning of Period	6,875	20,874	15,294

Cash and Cash Equivalents at End of Period	$20,874	$15,294	$5,307

Interest Paid	$11,931	$9,505	$7,274
Income Taxes Paid	$4,014	$4,969	$6,032

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business:

Youth and Family Centered Services, Inc. (the “Company”) was incorporated in 1997 and is headquartered in Austin, Texas. The Company is a leading provider of behavioral healthcare, education, and long-term support needs for abused and neglected children and adolescents. The Company operates thirteen facilities in eight states and its services include inpatient acute care programs, residential treatment programs, programs for the developmentally disabled, foster care, group homes, home and community based services, outpatient and accredited private schools.

Principles of Consolidation:

The consolidated financial statements include the accounts of Youth and Family Centered Services, Inc. and its subsidiaries in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents:

The Company classifies as cash and cash equivalents all highly liquid investments with a maturity date of three months or less from the date of purchase. The carrying values of cash and cash equivalents approximated fair value due to the short-term nature of these instruments.

Revenues and Allowance for Contractual Discounts:

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from the patients and third-party payors. Third party payors include Medicaid, various state agencies, managed care health plans and commercial insurance companies.

The following table presents patient service revenue by payor type and as a percent of total patient service revenue for the years ended December 31, 2009 and 2010 (amounts in thousands):

	DECEMBER 31,
	2009		2010
	AMOUNT	%	AMOUNT	%
Private Pay	1,324	0.7%	1,001	0.6%
Commercial	4,937	2.7%	4,656	2.5%
Medicaid	180,325	96.6%	178,729	96.9%

Total	186,586		184,386

The following tables present the aging of accounts receivable, net of allowance for doubtful accounts, by payor type as of December 31, 2009 and 2010 (amounts in thousands):

Accounts Receivable Aging as of December 31, 2009

	CURRENT	30-60	60-90	90-120	120-150	>150	TOTAL
Private Pay	$100	$70	$7	$2	$4	$—	$183
Commercial	457	174	34	20	34	17	736
Medicaid	10,289	1,858	678	1,276	310	35	14,446

Total	$10,846	$2,102	$719	$1,298	$348	$52	$15,365

Accounts Receivable Aging as of December 31, 2010

	CURRENT	30-60	60-90	90-120	120-150	>150	TOTAL
Private Pay	$139	$14	$6	$6	$3	$—	$168
Commercial	591	179	88	26	7	50	941
Medicaid	10,749	2,681	633	1,215	204	102	15,584

Total	$11,479	$2,874	$727	$1,247	$214	$152	$16,693

Accounts Receivable and Allowance for Doubtful Accounts:

The Company records accounts receivable in the period in which the services were rendered and represent claims against third-party payors such as Medicaid, state agencies, managed care health plans, commercial insurance companies and/or patients, that will be settled in cash. The carrying value of the Company’s accounts receivable, net of allowance for doubtful accounts, represents their estimated net realizable value. If events or circumstances indicate specific receivable balances may be impaired, further consideration is given to the Company’s ability to collect those balances and the allowance is adjusted accordingly. The Company continually monitors its accounts receivable balances and utilizes cash collection data to support its estimates of allowance for doubtful accounts. Past-due receivable balances are cancelled when internal collection efforts have been exhausted.

Concentration of Credit Risk:

Medicaid revenues, for healthcare services in two states, represented approximately 36.7%, 38.3% and 39.5%, of the Company’s net patient net revenues during each of 2008, 2009, and 2010. Accounts receivable are unsecured and due, primarily, from Medicaid, state agencies and educational programs. The Company maintains an allowance for estimated losses resulting from the non-collection of customer receivables. The Company’s management recognizes that revenues and receivables from government agencies are significant to its operations, but does not believe that there are significant credit risks associated with these government programs. Because of the large number of payors, types of payors and the diversity of the geographic locations, in which the Company operates, management does not believe there are any other significant concentrations of revenues from any particular payor that would subject the Company to any significant credit risks in the collection of its accounts receivable.

As a result of the current economic environment, many states have significant budget deficits. State Medicaid programs are experiencing increased demand, and with lower revenues than projected, they have fewer resources to support their Medicaid programs. Federal health reform legislation was enacted to significantly expand state Medicaid programs. In certain states the Company has experienced rate and utilization decreases resulting from these budget constraints. The Company cannot predict the amount, if any, of future rate and utilization decreases or their effect on the Company.

The 2009 Federal economic stimulus legislation enacted to counter the impact of the economic crisis on state budgets will expire on June 30, 2011. This legislation provided additional federal matching funds to help states maintain their Medicaid programs through June 30, 2011. There are currently no legislative initiatives proposing to extend this program. It is difficult to predict what impact this will have on the Company.

Property and Equipment:

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the depreciable assets, generally seven to twenty years for equipment and ten to forty years for buildings. Betterments, renewals and repairs that extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred.

Valuation of Long-Lived and Definite-Lived Intangible Assets:

The Company accounts for the impairment of long-lived tangible and definite-lived intangible assets in accordance with the relevant guidance and reviews the carrying value of long-lived assets, property and equipment, including amortizable intangible assets whenever events or changes in circumstances indicate that the related carrying values may not be recoverable. Impairment is generally determined by comparing projected undiscounted cash flows to be generated by the asset, or appropriate group of assets, to its carrying value. If impairment is identified, a loss is recorded equal to the excess of the asset’s net book value over its fair value, and the cost basis is adjusted.

Determining the extent of impairment, if any, typically requires various estimates and assumptions including using management’s judgment, cash flows directly attributable to the asset, the useful life of the asset and residual value, if any. When necessary, the Company uses appraisals, as appropriate, to determine fair value. Any required impairment is recorded as a reduction in the carrying value of the related asset and a charge to operating results. In connection with the closing of its Tampa, Florida facility, in December 2010, the Company recorded an impairment charge of, approximately, $1,100,000 (See Note 2).

Goodwill and Intangible Assets:

The Company accounts for goodwill and other intangible assets in accordance with the relevant guidance. Goodwill represents the excess cost over the fair value of net assets acquired. Goodwill is not amortized. The Company’s business comprises a single operating reporting unit for impairment test purposes. For the purpose of these analyses, the Company’s estimates of fair value are based on its future discounted cash flows. Key assumptions used in the discounted cash flow analysis include estimated future revenue growth, gross margins and a risk free interest rate. If the carrying value of the Company’s goodwill and/or indefinite-lived intangible assets exceeds their fair value, we compare the implied fair value of these assets with their carrying amount to measure the potential impairment loss. Goodwill is required to be evaluated for impairment at the same time each year and when an event occurs or circumstances change, such that, it is reasonably possible that an impairment may exist. The Company has selected September 30th as its annual testing date. There was no resulting impairment in 2009. In connection with the execution of a Sale Agreement and Plan of Merger, the Company recorded an impairment charge in the amount of, approximately, $24,000,000 for the year ended December 31, 2010 (See Note 11).

The following table presents the changes in the carrying amount of Goodwill for the year ended December 31, 2009 and 2010 (amounts in thousands):

Balance at December 31, 2009	$157,502
Impairment losses	(23,528)

Balance at December 31, 2010	$133,974

Intangible assets consist of customer relationships, covenants not to compete, trade names and certificates of need. Customer relationships are amortized on an expected cash flow method from five to ten years and covenants not to compete are amortized on a straight-line basis from three to five years. Trademarks, trade names and certificates of need are not amortized because they have indefinite useful lives.

Deferred Costs:

Deferred costs consist principally of deferred financing costs and are being amortized on a straight-line basis to interest expense over the term of the related debt.

Income Taxes:

The Company accounts for income taxes in accordance with the asset and liability method set forth in the relevant guidance, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax laws and related rates that will be in effect when the differences are expected to reverse. These differences result in deferred tax assets and liabilities, which are included in the Company’s Consolidated Balance Sheet. The Company then assesses the likelihood that the deferred tax assets will be recovered from future taxable income. A valuation allowance is established against deferred tax assets to the extent the Company believes that recovery is not likely based on the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are deductible. Uncertain tax positions must meet a more-likely-than-not threshold to be recognized in the financial statements and the tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon final settlement (See Note 9).

Stock-Based Compensation:

Stock-based compensation awards are granted under the Youth and Family Centered Services, Inc. 2004 Stock Option and Grant Plan. The Company accounts for stock-based employee compensation under the fair value recognition and measurement provisions, as required by the applicable guidance, that requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the fair value at the date of the grant.

The fair value of the stock options issued in 2008, 2009 and 2010 was estimated using the Black Scholes Merton option pricing model. Use of this model requires management to make estimates and assumptions regarding expected option life (estimated at five years), volatility (estimated upon the volatility of comparable public entities within the Company’s industry), risk free interest rate (estimated upon United States Treasury rates at the date of the grant), and dividend yields (estimated at zero). Option forfeitures are based upon actual forfeitures for the period. We recognized expense on all share-based awards on a straight-line basis over the vesting period of the award.

The following table summarizes the weighted average grant-date value of options and the assumptions used to develop their fair value for the years ended December 31, 2008, 2009 and 2010, respectively.

	DECEMBER 31,
	2008	2009	2010
Weighted average grant-date fair value of options	$0.08	$0.08	$0.09
Risk-free interest rate	3.8%	2.7%	3.7%
Expected Volatility	42.2%	41.0%	45.0%
Expected life in years	5.0	5.0	5.0
Dividend yield	—	—	—

Our estimate of expected annual implied volatility for stock options granted in 2008, 2009 and 2010 is based upon an analysis of the historical stock price volatility of publicly-traded comparable companies.

The fair value of the underlying common stock was determined by management based, in part, on a third party valuation report obtained in 2004. The value of the common stock subsequent to 2004 was materially consistent with such fair value determined in 2004 and the indications of enterprise value from its efforts to sell the Company, including the ultimate sale of the Company described Note 11.

Derivative Instruments:

The Company previously entered into an interest rate cap, which expired in August 2009, to convert a portion of its floating debt to a fixed rate, thus reducing the impact of rising interest rates on interest payments. The Company had not designated its derivative instrument as a hedge and therefore the cost of this agreement was being amortized to interest expense in current earnings. The agreement capped the base interest rate in relation to $48.0 million of variable long-term debt at 6.40%. At December 31, 2008, 2009 and 2010, the Company’s base rate was approximately 3.12%, 0.29% and 0.27%, respectively. At December 31, 2009 and 2010 the Company was not a party to any interest rate protection agreements.

Fair Value of the Financial Instruments:

The fair value of the Company’s financial instruments has been estimated using available market information and commonly accepted valuation methodologies, in accordance with the appropriate guidance.

Fair value financial instruments are recorded at fair value in accordance with the fair value hierarchy that prioritized observable and unobservable inputs used to measure fair value in their broad levels. These levels from highest to lowest priority are as follows:

■	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;

■	Level 2: Quoted prices in active markets for similar assets or liabilities or observable prices that are based on inputs not quoted on active markets, but corroborated by market data; and

■	Level 3: Unobservable inputs or valuation techniques that are used when little or no market data is available.

The Company’s financial instruments include cash, accounts receivable, accounts payable and debt obligations, and the Company typically values these financial assets and liabilities at their carrying values, which approximates fair value due to their generally short-term duration.

The aggregate carrying value of the Company’s senior long-term debt is considered to be representative of the fair value principally due to the variable interest rate attached to the debt instrument and based on the current market rates for debt with similar risks, terms and maturities, we estimate the value of the Company’s senior subordinated debt approximates fair value at December 31, 2010.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy require judgment.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In New Accounting Pronouncements:

In August 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-24, which provides clarification to companies in the healthcare industry on the accounting for malpractice claims or similar contingent liabilities. This ASU states that an entity that is indemnified for these liabilities shall recognize an insurance receivable at the same time that it recognizes the liability, measured on the same basis as the liability, subject to the need for a valuation allowance for uncollectible amounts. This ASU also discusses the accounting for insurance claims costs, including estimates of costs relating to incurred-but-not-reported claims and the accounting for loss contingencies. Receivables related to insurance recoveries should not be netted against the related claim liability and such claim liabilities should be determined without considering insurance recoveries. This ASU is effective for fiscal years beginning after December 15, 2010 and will be adopted by the Company in the first quarter of 2011. The adoption of this ASU will not have an impact on the Company’s consolidated financial statements.

2. ACQUISITIONS/DISPOSITIONS

Closed Operations:

In a previous year, the Company determined that a psychiatric hospital in New Mexico and a residential treatment center in Ohio no longer provided a benefit to the Company and terminated the operations. The continuing operating expenses for these facilities were not significant and did not have a material impact on the Company’s consolidated financial statements, for the years ended December 31, 2008, 2009 and 2010.

In June 2009, the Company temporarily suspended the operations at one of its Arizona facilities in response to the economic crisis and related funding issues within the state, as well as, certain environmental problems at the facility. The Company has eliminated the environmental problem and believes the state will take appropriate action to resolve its financial issues. With the new directions the Company has identified in areas of outpatient treatment care services and targeting programs that will meet community needs and the state’s push for new care alternatives, our intent is to re-open the facility, within the next six to twelve months, at a time when the state’s economic situation has improved and a strong referral base could once again be established. The continuing operating expenses for this facility are not significant and will not have a material impact on the Company’s consolidated financial statements.

Discontinued Operations:

There were no discontinued operations for the years ended December 31, 2008 and 2009.

In October 2010, the Company was notified by the Agency for Health Care Administration that it was discontinuing the Statewide Inpatient Psychiatric Program (SIPP) contract at its Tampa Bay facility. Subsequent appeals with the Florida Medicaid Bureau were, eventually, denied. The notice of termination which was to be effective, on December 15, 2010, was subsequently withdrawn as the Company voluntarily terminated the contract. The loss of this contract generated a severe financial impact on the facility to the extent the Company decided to terminate operations effective December 31, 2010.

In connection with closing the facility, we recorded a charge for impaired assets, which were, principally, two group homes, leasehold improvements and furniture and equipment, in the amount of, approximately, $1,100,000 and exit costs of, approximately, $2,500,000 for the year ended December 31, 2010.

3. PROPERTY AND EQUIPMENT

The components of property and equipment are as follows (amounts in thousands):

	DECEMBER 31,
	2009	2010
Land and improvements	$5,392	$5,423
Buildings and improvements	30,247	28,521
Furniture, fixtures and equipment	8,290	8,990

Total property and equipment	43,929	42,934
Less: accumulated depreciation	(15,596)	(16,477)

Property and equipment, net	$28,333	$26,457

Depreciation expense was approximately $3,301,000, $3,236,000 and $2,105,000 for the years ended December 31, 2008, 2009 and 2010, respectively. Depreciation expense also includes the amortization of assets recorded under a capital lease.

4. INTANGIBLE ASSETS

Other intangible assets are comprised of the following: (amounts in thousands)

	DECEMBER 31,
	2009		2010
	GROSS AMOUNT	ACCUMULATED AMORTIZATION	GROSS AMOUNT	ACCUMULATED AMORTIZATION
Amortizable intangible assets:
Customer Relationships	$11,900	$4,720	$11,900	$6,142
Covenants not to compete	770	755	770	767
Unamortizable intangible assets:
Trade names	13,620	—	13,620	—
Certificates of need	9,700	—	9,700	—

Total	$35,990	$5,475	$35,990	$6,909

Amortization expense related to identifiable intangible assets was approximately $6,287,000, $3,907,000 and $1,434,000 for the years ended December 31, 2008, 2009 and 2010, respectively.

The estimated future amortization expenses for other intangible assets are: (amounts in thousands)

YEAR	FUTURE AMORTIZATION
2011	$1,312
2012	1,175
2013	1,051
2014	942
2015	844
Thereafter	437

Total	$5,761

5. LONG TERM DEBT

Long term debt as of years ended December 31, 2009 and 2010 consist of the following (amounts in thousands):

	DECEMBER 31,
	2009	2010
Revolving Loan	$—	$—
Senior Secured Term Loan	81,300	55,200
Senior Unsecured Subordinated Loans	31,000	31,000
Unamortized Discount on Warrants	(324)	(245)
Capital Lease Obligation (See Note 7)	55	—
Other Notes	96	118

Total Long-Term Debt	112,127	86,073
Less: Current Portion of Long-Term Debt	(13,273)	(1,247)

Total Non-Current Portion of Long-Term Debt	$98,854	$84,826

The Company has a credit agreement (the “Credit Agreement”) with a syndication of lenders who provided the Company with up to $170.0 million. The Credit Agreement provided for a term loan (the “Term Loan”) for up to $120.0 million, expiring in July 2013 and a revolving credit facility (the “Revolving Loan”) for up to $25.0 million, expiring in July 2012.

The Term Loan and the Revolving Loan are guaranteed by the Company’s subsidiaries and the Company has granted a first priority security interest in the capital stock and related assets of those subsidiaries.

The Term Loan is to be repaid in scheduled consecutive quarterly installments with aggregate annual principal payments as follows (amounts in thousands):

YEAR	TERM LOAN
2011	$1,200
2012	1,200
2013	52,800

Total	$55,200

Our Senior Secured Credit Agreement requires the Company to make additional principal payments, subject to step-down based on total leverage levels, of the Company’s defined excess cash flow. The Company was required to make an excess cash flow payment in the amount of approximately $10,500,000 for the year ended December 31, 2008 and no payment was due for the years ended December 31, 2009 and 2010, respectively; however, the Company did make a $13 million payment in 2010 and expects to make a payment of $1.8 million in 2011 in order to remain in compliance with its debt covenants.

The agreement provides that the Company, at its option, may elect that all or part of the term loan and the revolving loan bear interest at a rate per annum equal to the banks applicable Alternate Base Rate or LIBOR Rate, as these terms are defined in the credit agreement. The applicable Alternate Base Rate or LIBOR Rate will be increased by an applicable margin related to each type of loan.

The interest rates applicable to the Senior Term Loan ranged, primarily, from 6.45% to 8.08%, 6.87% to 4.01% and 3.99% to 6.00% for the years ended December 31, 2008, 2009 and 2010, respectively.

Additionally, the Company pays a commitment fee, at the rate of 0.50% per year, on the unused portion of the revolving credit facility and, at December 31, 2010, had no borrowings outstanding.

Senior Unsecured Subordinated Notes:

The Company has outstanding Senior Subordinated Notes in the amount of $31.0 million bearing interest at the rate of 12.0% per year, payable quarterly, with the principal balance due and payable on January 19, 2014. Additionally, the Company issued warrants to purchase 4,041,689 shares of the Company’s common stock at an exercise price of $0.01 per share having an estimated value of approximately $768,000 based upon the fair value of the underlying common shares. The amount allocated to the warrants has been recorded in the accompanying consolidated financial statements as a discount on the Senior Subordinated Notes and the amortization is included in interest expense. The warrants shall be exercisable at any time, in whole or part, into Common Stock of the Company prior to May 28, 2014 (the “Warrant Expiration Date”). The Senior Subordinated Notes are held by funds indirectly managed by principal shareholders of the Company.

At December 31, 2010, the maturity of long-term debt obligations were as follows (amounts in thousands):

YEAR	AMOUNT
2011	$1,247
2012	1,230
2013	52,825
2014	30,765
2015	5

Total	$86,072

Interest paid on outstanding debt was approximately $11,931,000, $9,505,000 and $7,274,000 for the years ended December 31, 2008, 2009 and 2010, respectively.

The Senior Secured Credit Agreement and Senior Unsecured Subordinated Notes contain certain restrictive covenants. These covenants include restrictions on additional borrowings, investments, sale of assets, capital expenditures, dividends, sale and leaseback transactions, contingent obligations, transactions with affiliates and fundamental changes in business activities. The covenants also require the maintenance of certain financial ratios regarding senior indebtedness, senior interest and capital expenditures. At December 31, 2010, the Company was in compliance with all required covenants.

6. STOCK—BASED COMPENSATION

In May 2004, the Company’s Board of Directors authorized the 2004 Stock Option and Grant Plan for Youth and Family Centered Services, Inc. (the “Plan”) which provides that options may be granted to certain key people to purchase up to approximately 9,739,000 shares of common stock of the Company at a price not less than the fair market value of the shares on the date of grant. The stock options generally become exercisable on a pro rata basis over a five year period from the date of the grant and must be exercised within ten years from the date of the grant.

For the year ended December 31, 2010, pertinent information regarding the stock option plan is as follows (amounts in thousands, except price per share):

	NUMBER OF SHARES	OPTION PRICE PER SHARE	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (IN YEARS)
Outstanding at December 31, 2007	9,044	$0.20	$0.20	7.14

Granted	150	$0.20	$0.20	n/a
Exercised	(54)	$0.20	$0.20	n/a
Forfeited	(139)	$0.20	$0.20	n/a

Outstanding at December 31, 2008	9,001	$0.20	$0.20	6.16

Granted	242	$0.20	$0.20	n/a
Exercised	—	$0.20	$0.20	n/a
Forfeited	(1,578)	$0.20	$0.20	n/a

Outstanding at December 31, 2009	7,665	$0.20	$0.20	5.27

Granted	287	$0.20	$0.20	n/a
Exercised	—	$0.20	$0.20	n/a
Forfeited	(295)	$0.20	$0.20	n/a

Outstanding at December 31, 2010	7,657	$0.20	$0.20	4.50

A summary of options outstanding at December 31, 2010 including related price and remaining contractual term information follows.

OPTIONS OUTSTANDING				OPTIONS EXERCISABLE
EXERCISE PRICE	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (IN YEARS)	EXERCISABLE	WEIGHTED AVERAGE EXERCISE PRICE
$ 0.20	7,657	$0.20	4.5	7,133	$0.20

Certain senior management employees held options to purchase a total of 1,807,156 shares of Series “A” Convertible Preferred Stock at an exercise price of $0.17 per share. In May 2009, the employees exercised all the Series “A” Preferred Stock Options.

7. COMMITMENTS AND CONTINGENCIES

Lease Commitments:

The Company was obligated under a capital lease agreement for a building having an original term of 15 years that expired in January 2010. The new lease was renewed under terms and conditions that qualified it as an operating lease.

Included in buildings and improvements in the accompanying Consolidated Balance Sheets at December 31, 2009 and 2010 are the following assets held under capital lease (amounts in thousands):

Building and Land	$1,885
Less: accumulated depreciation	(1,885)

Total assets held under capital leases	$—

The Company leases other certain property and equipment under non-cancelable long-term operating leases that expire at various dates. Certain of the leases require additional payments for taxes, insurance, common area maintenance, and in most cases provide for renewal options. Generally, the terms are from one to ten years.

Future minimum lease commitments for all non-cancelable leases as of December 31, 2010 are as follows (amounts in thousands):

YEAR	OPERATING LEASES
2011	$5,341
2012	4,230
2013	2,136
2014	1,049
2015	214
Thereafter	6

Total minimum lease payments	$12,976

Rent expense under operating leases, including month-to-month contracts, was approximately $5,606,000, $5,728,000 and $7,362,000 for the years ended December 31, 2008, 2009 and 2010, respectively

Legal Proceedings:

In the ordinary course of business the Company is exposed to various legal proceedings, claims and incidents that may lead to claims. In management’s current opinion, the outcome with respect to these actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows. However, there can be no assurances that, over time, certain of these proceedings will not develop into a material event.

Professional Liability:

The Company’s business entails an inherent risk of claims relating to professional liability. The Company maintains professional liability insurance, on a “claims made basis”, with an option to extend the claims reporting period and general liability insurance, on an “occurrence basis”. The Company also maintains additional coverage for claims in excess of the coverage provided by the professional and general liability policies. The Company accrues for unknown incidents based upon the anticipated future costs related to those potential obligations. The Company believes that its insurance coverage is sufficient based upon claims experience and the nature and risks of its business. There can be no assurance that a pending or future claim or claims will not be successful against the Company, and, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms.

Reimbursement and Regulatory Matters:

Laws and regulations governing the various Medicaid and state reimbursement programs are complex and subject to interpretation. The Company believes it is in substantial compliance with all applicable laws and regulations. However, the Company has ongoing regulatory matters, including those described below. Currently, management does not believe the outcome of the compliance matters or regulatory investigations will have a significant impact on the financial position or operating results of the Company.

During the year ended December 31, 2004, a local county referral agency conducted a routine audit which revealed possible billing problems. The Company conducted a detailed internal compliance review that confirmed certain billing problems existed. The Company immediately changed its procedures and increased the in-house training of its personnel. The Company offered to reimburse the Ohio Department of Job and Family Services (the “State Medicaid agency”), for all questionable billings and subsequent to the offer, the State Medicaid agency conducted its audit covering the period August 2003 through January 2005. The result of this audit was a request for the payback of approximately $1.4 million from the facility, which has been accrued by the Company. An administrative hearing was conducted in September 2007; and in January 2008, the State Medicaid agency submitted the hearing officer’s report and recommendations to the Company. Subsequent to this, an Adjudication Order was issued. The

Company appealed the administrative order to the Court of Common Pleas; the State Medicaid agency prevailed; and the Company filed a notice of appeal to the Court of Appeals. The Court’s mediator extended an invitation to the parties to mediate, which the Company accepted; however, the State Medicaid agency declined, and at that point, the Company withdrew the appeal. The State Medicaid agency then sent an invoice for the amount assessed in the audit, including interest. In December of 2009, the Company received a demand letter from Special Counsel retained by the Ohio Attorney General for principal plus penalties and interest. Outside counsel for the Company responded by contacting the Special Counsel’s office to convey that the facility had been closed for years and did not have any assets. The Special Counsel’s Office replied that they would have to review their file and get back to the Company’s outside counsel. In May of 2010, Oak Ridge’s counsel followed up with the Special Counsel’s Office, which informed Oak Ridge’s counsel that the claim had been returned to the Attorney General’s Office. The Attorney General’s Office has the option to pursue litigation to reduce the claim to a judgment; however, there are no assets of the subsidiary to satisfy any judgment that may be rendered.

In April 2006, the Company and one of its facilities were the recipients of a federal subpoena. The Company fully cooperated with the U.S. Attorney’s Office’s investigation and the parties worked on components of a model residential treatment program as a resolution of the investigation. In December 2008, the Assistant U.S. Attorney contacted the Company’s outside counsel, and informed him that the investigation was the product of a qui tam action filed under the Federal False Claims Act. Such cases are filed “under seal” and the defendants are not notified until the government officially intervenes in the case. In this instance, the Court directed the government to either settle this matter promptly, or intervene or decline to intervene, in which case the plaintiff could still proceed on his/her own; and the Court partially unsealed the case, so as to let the Company know it was the subject of a lawsuit. A settlement agreement with the U.S. Attorney’s Office was reached on April 22, 2009, which includes facets of a model residential treatment program; a partial re-payment of funding in three installments of $50,000 each, with the final installment to be paid in April of 2011; and various corporate integrity provisions commonly required by the U.S. Department of Health and Human Services Office of the Inspector General. As part of the integrity provisions, an independent review organization shall monitor the Company for three years. The Company was notified by the U.S. Attorney’s Office on March 9, 2010 and by the independent review organization on March 10, 2010 that they had received complaints alleging compliance concerns which they intended to investigate. The matters were fully investigated internally and externally and resolved with no material financial effects. As of January 31, 2011, the independent review organization reported no issues of non-compliance. In late February of 2011, outside counsel for the Company contacted the U.S. Attorney’s Office to verbally inform the government of the impending sale of the Company. During the call, the Assistant U.S. Attorney mentioned that he would be sending a letter or other communication on various matters, but he declined to indicate the anticipated substance of the correspondence or if there were specific concerns. The correspondence has not been received at this time.

On August 20, 2010, the Florida Agency for Health Care Administration (AHCA) issued an Emergency Immediate Moratorium on Admissions to halt all residential treatment admissions due to regulatory deficiencies. Subsequently over a period of four months, AHCA issued a moratorium on admissions for two of the group homes; filed five administrative complaints seeking fines totaling $134,500 and revocation of licenses; and sent a notice of termination of the Medicaid Statewide Inpatient Psychiatric Program (SIPP) contract with Tampa Bay Academy, effective December 15, 2010, which was subsequently withdrawn to allow the Company to voluntarily terminate that contract. Outside counsel for Tampa Bay is in discussions with AHCA counsel on a potential settlement pertaining to the pending fines and license revocation actions. This facility has been closed (See Note 2).

8. EMPLOYEE BENEFIT PLAN

The Company has a qualified contributory savings plan (the “Plan”) as allowed under Section 401(k) of the Internal Revenue Code. The Plan is available to all full-time and part-time employees meeting certain eligibility requirements and participants may defer up to 20% of their annual compensation, subject to limits, by contributing amounts to the Plan. At its election, the Company may make additional discretionary contributions to the plan on the employee’s behalf. The Company elected to make an additional discretionary contribution into the Plan in the amount of approximately $100,000 for the year ended December 31, 2008. For the years ended December 31, 2009 and 2010 the Company elected to suspend its employer contribution.

9. INCOME TAXES

The provision for federal and state income taxes from continuing operations consist of the following (amounts in thousands):

	2008	2009	2010
Current:
Federal	$3,487	$5,286	$6,018
State	494	677	713
Deferred:
Federal	(700)	1,003	(1,518)
State	(149)	167	(181)

Provision for income taxes from continuing operations	$3,132	$7,133	$5,032

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2009 and 2010 are as follows (amounts in thousands):

	DECEMBER 31,
	2009	2010
Deferred Tax Assets:
Accrued Vacation	288	452
Accrued Bonus	170	158
Health Claims Reserve	—	720
Bad Debt Allowance	291	447
Depreciation	1,060	897
Noncompete Agreement	250	228
Professional Liability Reserve	661	587
Capital Lease Adjustment	557	—
Post Acq State NOLs	338	339
Other	69	50

Total Gross Deferred Tax Assets	3,684	3,878
Deferred Tax Liabilities:
Prepaid Expense	(299)	(292)
Goodwill	(7,791)	(6,269)
Purchase Accounting: Capital Lease	(557)	—
Acquired Intangibles	(7,692)	(7,485)
Transaction Costs	(516)	(331)
Other	(20)	(15)

Total Gross Deferred Tax Liabilities	(16,875)	(14,392)
Valuation Allowance	(241)	(248)

Net Deferred Tax Liability	(13,432)	(10,762)

A valuation allowance has been provided against the deferred tax assets due to uncertainties regarding the future realization of state net operating loss carryforwards.

Approximately $46,000 of the valuation allowance relates to tax benefits for stock option deductions included in the net operating loss carryforwards. The valuation allowance increased by approximately $7,000 for the year ended December 31, 2010.

The Company’s provision (benefit) for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income from continuing operations before income taxes in 2008, 2009 and 2010, primarily as a result of the following:

	DECEMBER 31,
	2008	2009	2010
Federal statutory rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	4.4	4.6	(21.2)
Goodwill impairment	—	—	(196.0)
Other permanent items	(0.10)	(0.7)	(2.2)

	38.3%	37.9%	(185.4)%

The Company adopted current guidance which prescribes the accounting for uncertainty in income taxes recognized in the Company’s financial statements and proposes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognizing and measurement of a tax position taken or expected to be taken in a tax return.

The Company and its subsidiaries file income tax returns in the United States federal and various state jurisdictions. The Company is subject to U.S. federal income tax examinations for the tax years 2007 and later by the Internal Revenue Service, and is subject to various state income tax examinations, with the exception of one state, for the tax years 2006 and later. The state income tax returns for the tax years 2007 and later remain subject to examination in the one state where audits have occurred.

The Company did not have unrecognized tax benefits as of December 31, 2010 and does not expect this to change over the next twelve (12) months. In connection with the adoption of the guidance the Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2010, the Company has not accrued interest or penalties related to uncertain tax positions.

10. CAPITAL STOCK

Preferred and Common Stock:

The authorized capital stock of the Company consists of 375,000,000 shares of capital stock designated as follows: (i) 270,000,000 shares of preferred stock, par value $.0001, of which 90,000,000 shares have been designated as Series “A” Convertible Preferred Stock, 90,000,000 shares have been designated as Series “B” Convertible Preferred Stock and 90,000,000 shares have been designated as Redeemable Preferred Stock, and (ii) 105,000,000 shares of common stock, par value $.0001.

At December 31, 2008 81,801,853 shares of Series A Convertible Preferred Stock and 85,398 shares of Common Stock were issued and outstanding. 83,609,009 shares of Series “A” Convertible Preferred Stock and 85,398 shares of Common Stock were issued and outstanding for the years ended December 31, 2009 and 2010, respectively.

Series “A” Convertible Preferred Stock:

The holders of Series “A” Convertible Preferred Stock are entitled to receive cumulative dividends, compounded quarterly, at the rate of 2.5% of the original issue price of such stock. The Company recorded undeclared dividends, within equity, in the amount of approximately $2,264,000, $2,315,000 and $2,447,000 for the years ended December 31, 2008, 2009 and 2010, respectively and at December 31, 2010, accrued undeclared dividends amounted to approximately $14,699,000.

Upon the election of the holders of two-thirds of the Series “A” Convertible Preferred Stock, each share of Series “A” Convertible Preferred Stock is convertible into one (1) share of Series “B” Convertible Preferred Stock and one (1) share of Redeemable Preferred Stock. Such conversion amounts are adjustable upon certain dilutive issuances. In addition, upon the completion of a qualified public offering by the Company, each share of Series “A” Convertible

Preferred Stock is automatically converted as described above and all shares of outstanding Redeemable Preferred Stock are redeemed for cash. Upon any liquidation, dissolution or winding up of the Company, each holder of Series “A” Convertible Preferred Stock has a liquidation preference that is pari passu with the other preferred stock of the Company and senior to the Common Stock. Each holder of Series “A” Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock each holder would receive on an “as if converted basis.”

Series “B” Convertible Preferred Stock:

Subject to the payment in full of all preferential dividends to the holders of Series “A” Convertible Preferred Stock and Redeemable Preferred Stock, the holders of Series “B” Convertible Preferred Stock are entitled to receive (on an as-converted and equal basis with the holders of Series “A” Convertible Preferred Stock and Common Stock) dividends in such amounts and at such times as the Board of Directors of the Company may determine in its sole discretion. Such dividends are not cumulative. Upon the election of the holders of two-thirds of the Series “B” Convertible Preferred Stock, each share of Series “B” Convertible Preferred Stock is convertible into one (1) share of Common Stock of the Company. Such conversion amount is adjustable upon certain dilutive issuances.

Upon the completion of a qualified public offering by the Company, all shares of outstanding Redeemable Preferred Stock (including shares issued upon the automatic conversion of Series “A” Convertible Preferred Stock as described above) are redeemed for cash. Upon any liquidation, dissolution or winding up of the Company, each holder of Series “B” Convertible Preferred Stock has a liquidation preference that is pari passu with the other preferred stock of the Company and senior to the Common Stock. Each holder of Series “B” Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock each holder would receive on an “as if converted basis.”

Redeemable Preferred Stock:

The holders of Redeemable Preferred Stock are entitled to receive cumulative dividends, compounded quarterly, at the per share rate of 5% of the Redeemable Preferred Stock liquidation preference amount from the date of original issuance of such shares. The Redeemable Preferred Stock does not have a conversion feature. Upon the occurrence of certain change of control transactions (each, an “Extraordinary Transaction”), the holders of two-thirds of the Redeemable Preferred Stock may elect to have all of the shares of Redeemable Preferred Stock redeemed by the Company or to otherwise participate in such Extraordinary Transaction. Upon any liquidation, dissolution or winding up of the Company, each holder of Redeemable Preferred Stock has a liquidation preference that is pari passu with the other preferred stock of the Company and senior to the Common Stock. The holders of each outstanding share of Redeemable Preferred Stock, voting as a separate class, are entitled to vote and elect one Director and to remove such Director, with or without cause. The holders of Redeemable Preferred Stock are not entitled to vote on any other matters except as required by law.

No dividends may be declared or paid, and no shares of preferred stock may be redeemed until the Senior Secured and Senior Unsecured obligations of the Company have been paid in full.

11. SUBSEQUENT EVENTS

Material Definitive Agreement:

On February 17, 2011, Youth and Family Centered Services, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Acadia Healthcare Company, LLC, a Delaware corporation (the “Parent”), and Acadia—YFCS Acquisition Company, Inc., a Georgia corporation (the “Merger Co”).

At the effective time of the Merger, each outstanding share of preferred and common stock outstanding shall be cancelled and converted to the right to receive certain consideration as set forth in the Merger Agreement. At the effective time, each option and/or warrant to purchase shares of common stock of the Company, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time, shall become fully vested and exercisable and shall be cancelled and converted into the right to receive certain merger consideration as set forth in the Merger Agreement.

The Company has made certain representations, warranties and covenants in the Merger agreement, which generally expire on June 1, 2012, with certain fundamental representations surviving until thirty (30) days after the expiration of the statute of limitations applicable to such representations.

The Parent and Merger Co have obtained equity and debt financing commitments for the transaction contemplated by the Merger Agreement, which proceeds will be sufficient to pay the aggregate merger consideration and all related fees and expenses. Additionally, upon consummation of the sale, approximately, $86.1 million of our Senior and Subordinated Debt is required to be paid off. Subsequent to year-end the Company made a principal payment of $1.8 million against its Term Loan. The receipt of financing on substantially the terms and subject to the conditions set forth in such commitments is a condition to the consummation of the Merger.

The companies expect to close the transaction at the end of the first quarter or early in the second quarter of 2011.

Executive Employment Agreements:

In 2004, the Company entered into employments agreement with our Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”). Such employment agreements have been amended in connection with the Merger (the “Amendments”), with the Amendments becoming effective upon the consummation thereof.

In accordance with the appropriate guidance which establishes general standard of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued, the Company evaluated subsequent events through March 31, 2011, the date the financial statements were available to be issued. There were no other material subsequent events that required recognition or additional disclosure in these financial statements.